Exhibit 8.2

LUSE GORMAN, PC

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

August 16, 2017

Board of Directors

Wolverine Bancorp, Inc.

5710 Eastman Avenue

Midland, MI 48640

Re:	U.S. Federal Tax Consequences of the Merger of Wolverine Bancorp, Inc. with and into Horizon Bancorp

To the Members of the Boards of Directors:

You have requested our opinion as to the United States Federal income tax consequences of the following proposed transaction pursuant to the Agreement and Plan of Merger dated as of June 13, 2017 (the “Merger Agreement”) by and between Horizon Bancorp a corporation organized under the laws of the State of Indiana (“Horizon”) and Wolverine Bancorp, Inc. a corporation organized under the laws of the State of Maryland (“WBKC”). Section 7.02(h) of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by the Board of Directors of WBKC of an opinion by Luse Gorman, PC that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the effective date of Horizon’s Registration Statement on Form S-4 filed with the SEC and the Effective Time of the Merger (the “Effective Time”). The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

Pursuant to the Merger Agreement, WBKC will merge with and into Horizon (the “Merger”). Horizon shall survive the Merger and continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law. Following the Merger, the separate existence of WBKC will cease, the title to all assets, real estate and other property owned by WBKC shall vest in the Surviving Corporation and all liabilities of WBKC shall become liabilities of the Surviving Corporation in accordance with applicable law. As of the Effective Time, the following will occur:

(a)

Shares of WBKC Common Stock held in the treasury of WBKC, shares of WBKC Common Stock held by the Bank ESOP that are remitted to WBKC prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.16(c) of the Merger Agreement and shares of WBKC held directly or indirectly by Horizon, except shares held in a fiduciary capacity

August 16, 2017

or in satisfaction of a debt previously contracted, if any (collectively, the “Exempt WBKC Stock”) shall be cancelled and no payment or distribution will be made in consideration therefor.

(b)	Each share of WBKC Common Stock issued and outstanding immediately prior to the Effective Time (other than Exempt WBKC Stock) shall be converted into the right to receive both: (i) 1.0152 shares of Horizon common stock (the “Horizon Common Stock”); and (ii) $14.00 in cash.

(c)	No fractional shares of Horizon Common Stock shall be issued as a result of the Merger. In lieu of fractional shares, each holder of WBKC Common Stock who would otherwise be entitled to a fraction of a share of Horizon Common Stock upon the surrender of WBKC Common Stock shall be paid a cash payment (without interest) determined by multiplying such fraction multiplied by the average of the daily closing sales prices of a share of Horizon Common Stock, rounded to the nearest cent, during the 15 consecutive trading days immediately preceding the second business prior to the Closing Date, provided, however, that the closing sales price shall only be used for days during which such shares are actually traded on the NASDAQ Global Market.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States Federal taxation other than Federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, if applicable, the “Registration Statement,” which reference shall include the proxy statement of WBKC and the prospectus of Horizon). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of Horizon and WBKC, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and that the Merger will qualify as a statutory merger under Indiana state law. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

August 16, 2017

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations set forth herein and in the Registration Statement under the heading “Material Federal Income Tax Consequences,” we are of the opinion that, under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. Federal income tax consequences of the Merger to holders of WBKC Common Stock will be as described in the Registration Statement under the heading “Material Federal Income Tax Consequences.” The discussion in the Registration Statement under the heading “Material Federal Income Tax Consequences” hereby serves as our opinion with respect to the material United States Federal income tax consequences of the Merger.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Luse Gorman, PC
LUSE GORMAN, PC